Exhibit 2.1

The Merger Agreement has been attached as an exhibit in order to provide information regarding its terms. It is not intended to provide any other factual information about Brightpoint, Parent, Merger Sub or their respective subsidiaries and affiliates. The representations, warranties, covenants and agreements contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates; were solely for the benefit of the parties to the Merger Agreement; may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purpose of allocating contractual risk between the parties to the Merger Agreement instead of establishing such matters as facts); and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements, or any description thereof, as characterizations of the actual state of facts or condition of Brightpoint, Parent or Merger Sub or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by Brightpoint and Parent.

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and among

Ingram Micro Inc.,

Beacon Sub, Inc.

and

Brightpoint, Inc.

Dated as of June 29, 2012

i

TABLE OF CONTENTS

(Continued)

ii

TABLE OF CONTENTS

(Continued)

Exhibits
Exhibit A	Articles of Incorporation of the Surviving Corporation	A-1
Exhibit B	Bylaws of the Surviving Corporation	B-1

iii

INDEX OF DEFINED TERMS

Acquisition Proposal	Section 6.4(d)(i)
affiliate	Section 9.3(a)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.4(e)(ii)
Anti-Takeover Statute	Section 3.16
Antitrust Law	Section 9.3(b)
Applicable Law	Section 9.3(c)
Articles of Incorporation	Section 3.2
Articles of Merger	Section 1.2
beneficially owned	Section 9.3(d)
Book-Entry Shares	Section 2.3(b)
Business Day	Section 9.3(e)
Bylaws	Section 3.2
Certificates	Section 2.3(b)
Change of Recommendation	Section 6.4(e)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 3.10(a)
Company	Preamble
Company Board	Recitals
Company Common Stock	Section 2.1(a)
Company Disclosure Schedule	Article III
Company Employees	Section 9.3(g)
Company Plan	Section 9.3(f)
Company Recommendation	Section 3.4
Company Requisite Vote	Section 3.4
Company Restricted Share	Section 2.2(b)
Company Securities	Section 3.3(a)
Company Stock Option	Section 2.2(a)
Company Stock Plans	Section 2.2(a)
Confidentiality Agreement	Section 6.3
Contract	Section 3.5(a)
control	Section 9.3(h)
Credit Agreement	Section 9.3(i)
D&O Insurance	Section 6.6(c)
DTC	Section 2.3(c)
DTC Payment	Section 2.3(c)
Effective Time	Section 1.2
e-mail	Section 9.2
Environmental Laws	Section 3.18(d)(i)
Environmental Permits	Section 3.18(d)(ii)
ERISA	Section 9.3(f)
Exchange Act	Section 3.5(b)
Financial Advisor	Section 3.21
Foreign Export and Import Laws	Section 9.3(j)
GAAP	Section 3.7(b)

Governmental Entity	Section 3.5(b)
Hazardous Materials	Section 3.18(d)(iii)
HSR Act	Section 3.5(b)
IBCL	Recitals
Indemnified Parties	Section 6.6(a)
Intellectual Property	Section 3.17(b)(i)
IT Assets	Section 3.17(b)(ii)
knowledge	Section 9.3(k)
Licenses	Section 3.6(b)
Lien	Section 9.3(l)
Material Adverse Effect	Section 9.3(m)
Material Contract	Section 3.19(a)
Measurement Date	Section 3.3(a)
Merger	Recitals
Merger Consideration	Section 2.1(a)
Merger Sub	Preamble
NASDAQ	Section 3.5(b)
Notice of Superior Proposal	Section 6.4(h)
Order	Section 7.1(c)
Parent	Preamble
Parent Material Adverse Effect	Section 4.1(a)
Parent Plan	Section 6.5(c)
Paying Agent	Section 2.3(a)
person	Section 9.3(n)
Preferred Stock	Section 3.3(a)
Proxy Statement	Section 3.15
Representatives	Section 6.4(a)
Required Divestiture	Section 6.7(e)
Retirement Agreement	Section 6.5(e)
RSA	Section 2.2(d)
RSU	Section 2.2(c)
Sarbanes-Oxley Act	Section 3.7(c)
SEC	Section 3.7(a)
SEC Reports	Section 3.7(a)
Securities Act	Section 3.7(a)
Shareholders Meeting	Section 6.2(a)
Shares	Section 2.1(a)
Significant Subsidiary	Section 9.3(o)
subsidiary, subsidiaries	Section 9.3(p)
Superior Proposal	Section 6.4(d)(ii)
Surviving Corporation	Section 1.1
Tax Return	Section 9.3(r)
Taxes	Section 9.3(q)
Termination Date	Section 8.2
Termination Fee	Section 8.5(b)
U.S. Export and Import Laws	Section 9.3(s)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 29, 2012 (this “Agreement”), by and among Ingram Micro Inc., a Delaware corporation (“Parent”), Beacon Sub, Inc., an Indiana corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and Brightpoint, Inc., an Indiana corporation (the “Company”).

WHEREAS, the board of directors of the Company (the “Company Board”) has (i) determined that it is in the best interests of the Company and the shareholders of the Company to enter into this Agreement with Parent and Merger Sub providing for the merger (the “Merger”) of Merger Sub with and into the Company in accordance with the Indiana Business Corporation Law of the State of Indiana (the “IBCL”), upon the terms and subject to the conditions set forth herein and (ii) adopted this Agreement in accordance with the IBCL;

WHEREAS, the board of directors of each of Parent and Merger Sub has (i) determined that it is in the best interests of the stockholders of Parent and the sole shareholder of Merger Sub, respectively, and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement and (ii) approved this Agreement in accordance with the General Corporation Law of the State of Delaware and the IBCL, respectively; and

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the IBCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 1.2 Closing; Effective Time. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Blank Rome LLP, 405 Lexington Avenue, New York, New York, at 10:00 a.m. local time, on the second Business Day after the satisfaction or waiver (to the extent permitted by Applicable Law) of the conditions set forth in Article VII (excluding conditions that by their terms cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions). The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.” At the Closing, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the “Articles of Merger”) with the Secretary of State of the State of Indiana, in such form as required by, and executed in accordance with, the relevant provisions of the IBCL and shall make all other filings or recordings required under the IBCL. The Merger shall become effective at such date and time as the Articles of Merger are filed with the Secretary of State of the State of Indiana or at such later time (or subsequent date and time) as Parent and the Company shall agree and specify in the Articles of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

Section 1.3 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the IBCL, including Section 23-1-40-6 of the IBCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4 Articles of Incorporation; Bylaws.

(a) At the Effective Time, the articles of incorporation of the Company shall be amended so that they read in their entirety as set forth in Exhibit A annexed hereto, and, as so amended, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with their terms and as provided by Applicable Law.

(b) At the Effective Time, and without any further action on the part of the Company or Merger Sub, the bylaws of the Company shall be restated so that they read in their entirety as set forth in Exhibit B annexed hereto, and, as so restated, shall be the bylaws of the Surviving Corporation until thereafter amended or restated in accordance with their terms, the articles of incorporation of the Surviving Corporation and as provided by law.

Section 1.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until their successors are duly appointed and qualified, or until their earlier death, resignation or removal.

ARTICLE II

EFFECTS OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock (“Shares”) to be canceled pursuant to Section 2.1(b) or converted pursuant to Section 2.1(c), shall be converted into the right to receive Nine Dollars ($9.00) in cash (the “Merger Consideration”)

payable to the holder thereof, without interest, in the manner provided in Section 2.3. All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1 shall be automatically canceled and shall cease to exist. If, between the date hereof and the Effective Time, there is a reclassification, recapitalization, stock split, stock dividend, subdivision, combination or exchange of shares with respect to, or rights issued in respect of, Shares, the Merger Consideration shall be adjusted accordingly, without duplication, to provide to the holders of Shares the same economic effect as contemplated by this Agreement prior to such event;

(b) Each Share held in the treasury of the Company and each Share owned by Parent or Merger Sub immediately prior to the Effective Time (other than Shares held on behalf of third parties) shall be canceled and shall cease to exist without any conversion thereof and no payment or distribution shall be made with respect thereto;

(c) Each Share held by any direct or indirect subsidiary of either the Company or Parent (other than Merger Sub) immediately prior to the Effective Time shall be converted into such number of shares of stock of the Surviving Corporation such that each such subsidiary owns the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such subsidiary owned of the Company immediately prior to the Effective Time; and

(d) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.2 Stock Options, Restricted Shares, RSUs and RSAs.

(a) Immediately prior to the Effective Time, each then-outstanding option to purchase Shares (a “Company Stock Option”) granted under any director, consultant or employee stock option or compensation plan or arrangement of the Company (collectively, the “Company Stock Plans”), whether or not vested or exercisable, shall be converted into the right to receive, and the Company shall pay to each former holder of any such converted Company Stock Option, at or promptly after the Effective Time, an amount in cash equal to the product of (i) the excess, if any, of the Merger Consideration, as provided in Section 2.1(a), over the applicable exercise price per Share of such Company Stock Option and (ii) the number of Shares such holder could have purchased had such holder exercised such Company Stock Option in full immediately prior to the Effective Time.

(b) Immediately prior to the Effective Time, each then-outstanding restricted Share granted under any Company Stock Plan (a “Company Restricted Share”) shall be converted into the right to receive, and the Company shall pay to each holder of any such Company Restricted Share, at or promptly after the Effective Time, an amount in cash equal to the Merger Consideration, as provided in Section 2.1(a), for each such Company Restricted Share.

(c) Immediately prior to the Effective Time, each then-outstanding restricted stock unit (“RSU”) shall be converted into the right to receive, and the Company shall pay to each holder of any such RSU, at or promptly after the Effective Time, an amount in cash equal to the Merger Consideration for each such RSU (which payment shall be deemed to be the issuance of the appropriate number of Shares and receipt of the Merger Consideration, as provided in Section 2.1(a), to the extent required by the terms of the applicable RSU agreement). Parent understands and acknowledges that all RSUs will become fully vested at or immediately prior to the Effective Time.

(d) Immediately prior to the Effective Time, each then-outstanding restricted stock award (“RSA”) shall be converted into the right to receive, and the Company shall pay to each holder of any such RSA, at or promptly after the Effective Time, an amount in cash equal to the Merger Consideration for each such RSA (which payment shall be deemed to be the issuance of the appropriate number of Shares and receipt of the Merger Consideration, as provided in Section 2.1(a), to the extent required by the terms of the applicable RSA agreement).

(e) Unless a later time for payment is expressly provided in this Section 2.2, the Company shall pay the holders of Company Stock Options, Company Restricted Shares, RSUs and RSAs the cash payments described in this Section 2.2 promptly after the Effective Time, but in any event not later than the first regular payroll date for the Company that occurs after the Effective Time.

Section 2.3 Surrender of Shares.

(a) Prior to the Effective Time, Parent shall enter into an agreement with the Company’s transfer agent (or other suitable financial institution reasonably satisfactory to the Company) pursuant to which such agent (the “Paying Agent”) shall agree to exchange the Merger Consideration for Shares that have been converted into the right to receive the Merger Consideration to which the shareholders of the Company shall become entitled pursuant to Section 2.1. At or prior to the Effective Time, Parent shall deposit with the Paying Agent sufficient funds to make all payments pursuant to Section 2.1. Such funds may be invested by the Paying Agent as directed by Parent, provided that (i) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Company Common Stock and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the shareholders of the Company in the amount of any such losses and (ii) such investments shall be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America. Any interest or income produced by such investments shall be payable to the Surviving Corporation or Parent, as directed by Parent.

(b) Promptly after the Effective Time and in any event not later than the fourth Business Day following the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of an outstanding certificate or outstanding certificates (“Certificates”) that immediately prior to the Effective Time represented outstanding Shares, which have converted into the right to receive the Merger Consideration with respect thereto pursuant to Section 2.1(a), a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate and such Certificate shall then be canceled. Promptly after the Effective Time and in any event not later than the fourth Business Day following the Effective Time, the Paying Agent shall issue and deliver to each holder of uncertificated Shares represented by book-entry (“Book-Entry Shares”) a check or wire transfer for the amount of cash that such holder is entitled to receive pursuant to Section 2.1(a) in respect of such Book-Entry Shares, without such holder being required to deliver a Certificate or an executed letter of transmittal to the Paying Agent, and such Book-Entry Shares shall then be canceled. No interest shall be paid or accrued for the benefit of holders of the Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.3(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Article II.

(c) Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) to ensure that (i) if the Closing occurs at or prior to 11:30 a.m. (New York time) on the Closing Date, the Paying Agent will transmit to DTC or its nominees on the Closing Date an amount in cash in immediately available funds equal to the number of Shares held of record by DTC or such nominee immediately prior to the Effective Time multiplied by the Merger Consideration (such amount, the “DTC Payment”), and (ii) if the Closing occurs after 11:30 a.m. (New York time) on the Closing Date, the Paying Agent will transmit to DTC or its nominees on the first Business Day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.

(d) At any time following the date that is twelve months after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that have been made available to the Paying Agent and that have not been disbursed to holders of Certificates and Book-Entry Shares and thereafter such holders shall be entitled to look to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates and Book-Entry Shares. Notwithstanding the foregoing, Parent shall not be liable to any holder of Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration.

(e) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares that were outstanding prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, such Certificates shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

(f) Notwithstanding anything herein to the contrary, Parent, the Company, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax laws. To the extent that amounts are so withheld by Parent, the Company, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction and withholding was made by Parent or the Paying Agent.

(g) In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Paying Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it or the Surviving Corporation with respect to the Certificate, the Paying Agent will deliver in exchange for the lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect of the Shares represented by such Certificate pursuant to this Article II.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the disclosure schedule delivered by the Company to Parent and Merger Sub prior to or contemporaneously with the execution of this Agreement (the “Company Disclosure Schedule,” it being agreed that disclosure of any item in any section of the Company Disclosure Schedule shall also be deemed disclosure with respect to any other Section of this Agreement to which the relevance of such item is reasonably apparent) or as disclosed in the SEC Reports filed prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature, in each case, other than any specific factual information contained therein), the Company hereby represents and warrants to Parent and Merger Sub that:

Section 3.1 Organization and Qualification. Each of the Company and its subsidiaries (a) is an entity duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (c) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (b) and (c), for any such failures to have such power and authority or to be so qualified or licensed or in good standing as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.2 Articles of Incorporation and Bylaws. The Company has heretofore furnished or otherwise made available to Parent a complete and correct copy of the articles of incorporation of the Company, as amended through the date hereof (the “Articles of Incorporation”), and the bylaws of the Company, as amended through the date hereof (the “Bylaws”). The Articles of Incorporation and the Bylaws are in full force and effect. The Company is not in violation of the Articles of Incorporation or Bylaws in any material respect.

Section 3.3 Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 Shares and 1,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). At the close of business on June 28, 2012 (the “Measurement Date”): (i) 68,792,074 Shares were issued and outstanding; (ii) 23,610,114 Shares were held in treasury; (iii) no shares of Preferred Stock were outstanding; (iv) no Shares were subject to or otherwise deliverable in connection with the exercise of outstanding Company Stock Options; (v) 3,486,831 RSUs were outstanding; and (vi) 384,816 RSAs were outstanding. Since the close of business on the Measurement Date, no options to purchase shares of Company Common Stock or Preferred Stock have been granted and no shares of Company Common Stock or Preferred Stock have been issued, except (x) for Shares issued pursuant to the exercise or vesting of Company Stock Options, Company Restricted Shares, RSUs and RSAs in accordance with their terms and (y) with respect to periods after the date hereof, as permitted by Section 5.1. Except as set forth above, (A) there are no outstanding (1) shares of capital stock or other voting securities of, or ownership interests in, the Company, (2) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of or ownership interests in the Company, (3) options, warrants, calls or other rights to acquire from the Company, or obligations of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or (4) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based on, directly or indirectly, the value or price of, any capital stock of or voting securities of the Company (the items in clauses (1), (2), (3) and (4) are referred to collectively as “Company Securities”), and (B) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities. All outstanding Shares (other than Company Restricted Shares) are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Neither the Company nor any of its subsidiaries is a party to any voting agreement with respect to the voting of any Company Securities. Section 3.3 of the Company Disclosure Schedule contains a complete and correct list as of the Measurement Date of each outstanding Company Stock Option, Company Restricted Share, RSU and RSA, including the holder, date of grant, exercise price, vesting schedule and number of Shares subject thereto, as applicable.

(b) All shares of the Company’s subsidiaries are owned by the Company or another wholly-owned subsidiary of the Company free and clear of all security interests, Liens, adverse claims, pledges, limitations in voting rights, charges or other encumbrances, other than restrictions imposed by law or as would not, individually or in the aggregate, have a Material Adverse Effect. Except for the Company’s subsidiaries and as set forth in Section 3.3 of the Company Disclosure Schedule, the Company does not own any capital stock of or other equity interest in, or any interest convertible into or exercisable or exchangeable for any capital stock of or other equity interest in, any other person. Each of the outstanding shares of capital stock of each of the Company’s subsidiaries is duly authorized, validly issued, fully paid and nonassessable (in each case, to the extent applicable), except where any such failure to be duly authorized, validly issued, fully paid and nonassessable would not, individually or in the aggregate, have a Material Adverse Effect. There are no issued, reserved for issuance or outstanding (1) securities of the Company or any of its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of or ownership interests in any subsidiary of the Company, (2) options, warrants, calls or other rights to acquire from the Company or any of its subsidiaries, or obligations of the Company or any of its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of subsidiaries of the Company or (3) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based on, directly or indirectly, the value or price of, any capital stock of or voting securities of any subsidiary of the Company. There are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of the Company’s subsidiaries or any of the securities, instruments or rights described in the immediately preceding sentence.

(c) No Company Securities are owned by any subsidiary of the Company.

Section 3.4 Authority. The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Company Requisite Vote, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than approval of this Agreement by the holders of at least a majority of the outstanding Shares on the record date for the Shareholders Meeting (the “Company Requisite Vote”), and the filing with the Secretary of State of the State of Indiana of the Articles of Merger as required by the IBCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law). As of the date hereof, the Company Board, at a duly called and held meeting, has duly adopted resolutions: (a) determining that the terms of the Merger and the other transactions contemplated hereby are fair and in the best interests of the Company and its shareholders, and declaring it advisable to enter into this Agreement; (b) approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and (c) subject to Section 6.4, recommending that the shareholders of the Company approve this Agreement (the “Company Recommendation”). The only vote of the shareholders of the Company required to approve this Agreement and approve the transactions contemplated hereby is the Company Requisite Vote.

Section 3.5 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger by the Company do not and will not (i) conflict with or violate the Articles of Incorporation or Bylaws of the Company, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound, assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained, and all filings described in such clauses have been made, (iii) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any note, bond, mortgage, indenture, contract, agreement, lease or other instrument or obligation (each, a “Contract”) to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its subsidiaries, except, in the case of clauses (ii) through (iv), for any such conflict, violation, breach, default, loss, right, Lien or other occurrence that would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory (including stock exchange) authority, agency, court or other judicial body, commission or other governmental body (each, a “Governmental Entity”), except for (i) applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder (including the filing of the Proxy Statement) and state securities, takeover and “blue sky” laws, (ii) (A) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (B) the filings required under Article 4 of Council Regulation 139/2004 of the European Union, as amended (the “EU Merger Regulation”), and the receipt of a decision under Article 6(1)(b), 8(1) or 8(2) thereunder declaring the Merger compatible with the EU Internal Market and (C) the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under any Antitrust Law, (iii) the applicable requirements of the NASDAQ Global Select Market (“NASDAQ”), (iv) the filing with the Secretary of State of the State of Indiana of the Articles of Merger as required by the IBCL and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) prevent or materially delay the Company from performing its obligations under this Agreement in any material respect or (B) individually or in the aggregate, have a Material Adverse Effect.

Section 3.6 Compliance.

(a) Neither the Company nor any of its subsidiaries are, and since January 1, 2010 have not been, in violation of any Applicable Law, except for any such violation which would not, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of the Company, neither the Company nor any of its subsidiaries is under investigation with respect to or has been threatened to be charged with or given notice of any violation of any Applicable Law, except for matters which would not, individually or in the aggregate, have a Material Adverse Effect. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Entity outstanding against the Company or any of its subsidiaries that has had, individually or in the aggregate, a Material Adverse Effect or that in any manner seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

(b) The Company and its subsidiaries have all permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises (“Licenses”) from Governmental Entities required to conduct their respective businesses as now being conducted, except for any such Licenses the absence of which would not, individually or in the aggregate, have a Material Adverse Effect. All Licenses of the Company are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect.

(c) Neither the Company nor any of its subsidiaries, nor any of their respective directors, officers, agents, employees or any other persons acting on their behalf has, at any time during the last five years, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act or any other similar Applicable Law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts or (iii) violated, or operated not in compliance with, any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign laws and regulations, except for any actions, violations or non-compliance under (i), (ii) or (iii) that would not be or reasonably be expected to be, individually or in the aggregate, material to the Company and its subsidiaries, taken as a whole.

(d) Neither the Company nor any of its subsidiaries has, at any time during the last five years, violated any applicable U.S. Export and Import Laws, or made a voluntary disclosure with respect to any violation thereof, except such violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its subsidiaries (i) has been during the last five years and is currently in compliance with all applicable Foreign Export and Import Laws, (ii) to the extent applicable, has prepared and applied for all import and export licenses required in accordance with U.S. Export and Import Laws and Foreign Export and Import Laws for the conduct of its business and (iii) has at all times been in compliance with all Applicable Laws relating to trade embargoes and sanctions, except in the cases of clauses (i), (ii) and (iii) where such failure to be in compliance or failure to apply for such licenses, as applicable, would not, individually or in the aggregate, have a Material Adverse Effect.

(e) This Section 3.6 does not relate to employee benefit matters, which are the subject of Section 3.10, or Taxes, which are the subject of Section 3.14.

Section 3.7 SEC Filings; Financial Statements.

(a) The Company has filed or otherwise transmitted all forms, reports, statements, certifications and other documents (together with all exhibits, amendments and supplements thereto) required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2010 (all such forms, reports, statements, certificates and other documents filed since January 1, 2010, collectively, the “SEC Reports”). Each of the SEC Reports, when filed (or, with respect to any SEC Reports filed prior to the date hereof, as amended or supplemented prior to the date hereof, if applicable), complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. None of the SEC Reports contained, when filed (or, with respect to any SEC Reports filed prior to the date hereof, as amended or supplemented prior to the date hereof, if applicable), any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each SEC Report that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated or incorporated by reference therein or necessary to make the statements therein not misleading.

(b) The financial statements (including all related notes and schedules) of the Company and its consolidated subsidiaries included in the SEC Reports present fairly in all material respects the consolidated financial position of the Company and its subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end adjustments and to any other adjustments described therein, including the notes thereto) and were prepared in all material respects in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be expressly indicated therein or in the notes thereto), except in each case to the extent that such information has been amended or superseded by later SEC Reports filed prior to the date hereof.

(c) Since January 1, 2010, the Company has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ.

(d) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in all material respects in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act. The Company and its subsidiaries have established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient in all material respects to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP.

(e) The Company has disclosed, based on the most recent evaluation of its principal executive officer and its principal financial officer prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, to the knowledge of the Company, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(f) Neither the Company nor any of its subsidiaries is a party to, or has any commitment to become a party to, any securitization transaction or off-balance sheet arrangement (as defined in Item 303 of Regulation S-K under the Exchange Act).

(g) Except (i) as reflected, accrued or reserved against in the Company’s consolidated balance sheet (or the notes thereto) included in the Company’s Annual Report on Form 10-K filed prior to the date hereof for the fiscal year ended December 31, 2011 and since the date of the most recent financial statements included in the SEC Reports, (ii) for liabilities or obligations incurred in the ordinary course of business since the date of the most recent financial statements included in the SEC Reports, (iii) for liabilities or obligations which have been discharged or paid in full prior to the date hereof and (iv) for liabilities or obligations incurred pursuant to the transactions contemplated hereby, neither the Company nor any of its subsidiaries has any liabilities, commitments or obligations, asserted or unasserted, known or unknown, absolute or contingent, whether or not accrued, matured or un-matured or otherwise, other than those which have not had, individually or in the aggregate, a Material Adverse Effect.

Section 3.8 Absence of Certain Changes or Events. From the date of the most recent financial statements included in the SEC Reports through the date hereof, the Company and its subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practice, except in connection with this Agreement and the transactions contemplated hereby, and since such date, there has not been: (a) any change, event or occurrence which has had a Material Adverse Effect or (b) any action taken by the Company or any of its subsidiaries that, if taken during the period from the date hereof through the Effective Time without Parent’s consent, would constitute a breach of Section 5.1.

Section 3.9 Absence of Litigation. There are no suits, claims, actions, arbitrations, mediations or other proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, other than any such suit, claim, action, arbitration, mediation or other proceeding that would not, individually or in the aggregate, have a Material Adverse Effect. As of the date hereof, neither the Company nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award, except for those that would not, individually or in the aggregate, have a Material Adverse Effect. There have not been, since January 1, 2010, nor are there currently any internal investigations or inquiries being conducted by the Company, the Company Board (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues, except for those that would not, individually or in the aggregate, be material to the Company and its subsidiaries, taken as a whole.

Section 3.10 Employee Benefit Plans.

(a) Except as would not, individually or in the aggregate, have a Material Adverse Effect, each Company Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Internal Revenue Code of 1986 (the “Code”), and other Applicable Law, rules and regulations.

(b) Except as set forth on Section 3.10 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has any obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA) or any plan subject to Title IV of ERISA.

(c) Except as would not, individually or in the aggregate, have a Material Adverse Effect, with respect to each Company Plan, as of the date hereof, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened.

(d) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) the Company has not incurred any liability under Title IV of ERISA that has not been satisfied in full and (ii) to the knowledge of the Company, no condition exists that presents a risk to the Company of incurring any such liability other than liability for premiums due to the Pension Benefit Guaranty Corporation.

(e) Each Company Plan which is intended to be qualified under Section 401(a) of the Code has received a determination or opinion letter to that effect from the Internal Revenue Service and, to the knowledge of the Company, no circumstances exist which would reasonably be expected to materially adversely affect such qualification or exemption.

(f) The execution, delivery of and performance by the Company of its obligations under the transactions contemplated hereby will not (either alone or upon occurrence of any additional or subsequent events) result in “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code.

Section 3.11 Labor and Employment Matters. As of the date hereof, neither the Company nor any subsidiary is a party to any collective bargaining agreement with any labor organization or other representative of any Company Employees, nor is any such agreement presently being negotiated by the Company. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (a) there are no unfair labor practice complaints pending against the Company or any subsidiary before the National Labor Relations Board or any other labor relations tribunal or authority and (b) as of the date hereof, there are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the knowledge of the Company, threatened in writing against or involving the Company or any of its subsidiaries.

Section 3.12 Insurance. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (a) all material insurance policies of the Company and its subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with Applicable Law and (b) neither the Company nor any of its subsidiaries is in breach or default, and neither the Company nor any of its subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any of such insurance policies.

Section 3.13 Properties. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company or a subsidiary of the Company has good title to all of their respective owned real property and good title to all of its tangible personal property and has valid leasehold interests in all of its leased properties, sufficient to conduct their respective businesses as currently conducted, free and clear of all Liens (except in all cases for (i) those permissible under any applicable loan agreements and indentures or other indebtedness reflected on the consolidated financial statements of the Company, (ii) statutory liens securing payments not yet due and (iii) title exceptions, defects, encumbrances, liens, charges, restrictions, restrictive covenants and other matters, whether or not of record, which in the aggregate do not materially affect the continued use of the property for the purposes for which the property is currently being used), assuming the timely discharge of all obligations owing under or related to the owned real property, the tangible personal property and the leased property; provided that no representation is made under this Section 3.13 with respect to any intellectual property or intellectual property rights.

Section 3.14 Tax Matters. (a) All material Tax Returns required to be filed by or on behalf of the Company and its subsidiaries have been filed when due (after giving effect to any valid extensions) in accordance with Applicable Law and are true, correct and complete in all material respects, (b) all material Taxes of the Company and its subsidiaries that are due and payable have been timely paid or withheld and remitted to the appropriate Governmental Entity, (c) the Company and its subsidiaries have established in accordance with GAAP an adequate accrual for all Taxes on the most recent financial statements included in the SEC Reports filed prior to the date hereof, (d) the income and franchise Tax Returns of the Company and its subsidiaries through the Tax year ended December 31, 2008 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired, (e) there is no, claim, audit, action, suit, proceeding or investigation now pending or threatened in writing against or with respect to the Company or its subsidiaries in respect of any Tax or Tax asset, (f) during the two-year period ending on the date hereof, neither the Company nor any of its subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code, (g) there are no liens for Taxes (other than Taxes not yet due and payable or Taxes being contested in good faith) upon any of the assets of the Company or any of its subsidiaries and (h) neither the Company nor any of its subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (ii) has any liability for the Taxes of any person (other than the Company, or any subsidiary of the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) or (iii) is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement the parties to which consist exclusively of the Company and its subsidiaries), and (i) Section 3.14 of the Company Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) in which the Company or any of its subsidiaries currently files Tax Returns.

Section 3.15 Proxy Statement. The proxy statement to be sent to the shareholders of the Company in connection with the Shareholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) will not, at the date it is first mailed to the shareholders of the Company or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will, at the time of the Shareholders Meeting, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub or any of their respective representatives which is contained or incorporated by reference in the Proxy Statement.

Section 3.16 Takeover Statutes. The Company Board has unanimously adopted, by all directors present, this Agreement, the terms of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, and such adoption represents all the actions necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated hereby and the restrictions on “business combinations” (as defined in Section 23-1-43-5 of the IBCL) set forth in Section 23-1-43-18 of the IBCL, in each case to the extent, if any, such restrictions would otherwise be applicable to this Agreement, the Merger and the other transactions contemplated hereby. No other similar provision of the Company Articles or the Company By-laws or, to the knowledge of the Company, other state takeover Law or similar

Law (collectively, “Anti-Takeover Statute”) applies or purports to apply to this Agreement, the Merger or the other transactions contemplated hereby.

Section 3.17 Intellectual Property.

(a) Section 3.17 of the Company Disclosure Schedule contains a list of all material registrations and applications for registration of any Intellectual Property owned and currently used by the Company or any of its subsidiaries. Except as would not, individually or in the aggregate, have a Material Adverse Effect: (a) the Company or one of its subsidiaries owns or has been granted a license to use all the Intellectual Property used in or necessary for the operation of their respective businesses as currently conducted free and clear of any Liens; (b) there are no pending or, to the knowledge of the Company, threatened claims, actions or proceedings by any person alleging infringement or misappropriation by the Company or any of its subsidiaries of the Intellectual Property rights of such person or challenging the validity, enforceability or ownership of, or the right to use, any Intellectual Property owned by or licensed exclusively to the Company or any of its subsidiaries; (c) neither the Company nor any of its subsidiaries has infringed, violated or misappropriated the Intellectual Property rights of any person and to the knowledge of the Company, the conduct of the businesses of the Company and its subsidiaries as currently conducted does not infringe, violate or misappropriate any Intellectual Property rights of any person; (d) to the knowledge of the Company, no person has challenged or is infringing, violating or misappropriating any Intellectual Property owned by or licensed exclusively to the Company or any of its subsidiaries; (e) the Company and its subsidiaries have taken reasonable steps to protect and maintain their Intellectual Property; (f) no Intellectual Property owned by or licensed exclusively to the Company or any of its subsidiaries is subject to any outstanding order, judgment or decree restricting or limiting the use or licensing thereof by the Company or any of its subsidiaries; (g) the consummation of the transactions contemplated hereby will not materially alter, encumber or impair any Intellectual Property right of the Company or any of its subsidiaries or materially impair the right of Parent to develop, use, sell, license or dispose of, or to bring any action for the infringement of, any Intellectual Property right of the Company or any of its subsidiaries; (h) the IT Assets operate and perform in all material respects in a manner that permits the Company and its subsidiaries to conduct their respective businesses as currently conducted and to the knowledge of the Company, no person has gained unauthorized access to the IT Assets; and (i) the Company and its subsidiaries have implemented reasonable backup and disaster recovery business processes.

(b) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Intellectual Property” shall mean (i) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (ii) inventions and discoveries in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; (iii) trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; (iv) writings and other works in any jurisdiction, and any and all copyright rights, whether registered or not; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and (v) moral rights, database rights, design rights, industrial property rights, publicity rights and privacy rights.

(ii) “IT Assets” shall mean computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and any similar information technology equipment, and all associated documentation owned by the Company or its subsidiaries or licensed or leased by the Company or subsidiaries pursuant to written agreement (excluding any public networks).

Section 3.18 Environmental Matters.

(a) Except as would not, individually or in the aggregate, have a Material Adverse Effect: (i) the Company and each of its subsidiaries are in compliance with all applicable Environmental Laws, and possess and are in compliance with all applicable Environmental Permits necessary to operate the business as presently operated; (ii) to the knowledge of the Company, there have been no releases of Hazardous Materials at or on any property owned or operated by the Company or any of its subsidiaries, except under circumstances that are not reasonably likely to result in liability of the Company or any of its subsidiaries under any applicable Environmental Law; (iii) neither the Company nor any of its subsidiaries has received from a Governmental Entity a request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or similar state statute, or any written notification alleging that it is liable for any release or threatened release of Hazardous Materials at any location, except with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise; and (iv) neither the Company nor any of its subsidiaries has received any written claim or complaint, or is presently subject to any lawsuit, proceeding or action, relating to noncompliance with Environmental Laws or any other liabilities pursuant to Environmental Laws, and to the knowledge of the Company, no such matter has been threatened in writing.

(b) There has been no environmental investigation, study, audit, test, review or other analysis conducted during the last two years of which the Company has knowledge in relation to the current or prior business of the Company or any of its subsidiaries or any property or facility now or previously owned or leased by the Company or any of its subsidiaries.

(c) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 3.18 are the only representations and warranties in this Agreement with respect to Environmental Laws or Hazardous Materials.

(d) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Environmental Laws” shall mean all Applicable Laws protecting the quality of the ambient air, soil, surface water or groundwater, in effect as of the date hereof.

(ii) “Environmental Permits” shall mean all permits, licenses, registrations, approvals, and other authorizations required under applicable Environmental Laws.

(iii) “Hazardous Materials” shall mean any pollutant, contaminant, waste or chemical or any substance or waste defined and regulated as hazardous, acutely hazardous, or toxic under applicable Environmental Laws.

Section 3.19 Contracts.

(a) Except for this Agreement, as of the date hereof, neither the Company nor any of its subsidiaries is a party to or bound by: (i) any Contract (whether written or oral) that is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC); (ii) any Contract containing any provision or covenant limiting in any material respect the ability of the Company or any of its subsidiaries (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of their respective subsidiaries) to (1) sell any product or services of or to any other person or in any geographic region, (2) engage in any line of business or (3) compete with or obtain products or services from any person, except in the cases of each of clauses (1), (2) and (3) for any such Contract that (A) may be canceled without penalty by the Company or any of its subsidiaries upon notice of ninety days or less or that (B) both (x) is not material to the Company and its subsidiaries, taken as a whole, and (y) would not restrict or reasonably be expected to restrict the ability of Parent and its subsidiaries, after the consummation of the Merger, to conduct their current operations or operate their current businesses; or (iii) any material Contract that would prohibit or materially delay the Company’s ability to consummate the Merger or any of the other transactions contemplated hereby. Each Contract of the type described in this Section 3.19(a), whether or not set forth in Section 3.19(a) of the Company Disclosure Schedule, is referred to herein as a “Material Contract.” The Company has made available to Parent true and correct copies of all Material Contracts.

(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) each Material Contract is valid and binding on the Company or one of its subsidiaries and in full force and effect (except to the extent that any Material Contract expires in accordance with its terms), (ii) the Company and each of its subsidiaries has performed all obligations required to be performed by it to date under each Material Contract, (iii) no event or condition exists which constitutes, or after notice or lapse of time or both would constitute, a default on the part of the Company or any of its subsidiaries under any Material Contract and (iv) no other party to such Material Contract is, to the knowledge of the Company, in default in any respect thereunder.

Section 3.20 Affiliate Transactions. Except for director and employment-related Material Contracts filed or incorporated by reference as an exhibit to a form, report or other document filed by the Company with the SEC prior to the date hereof, as of the date hereof no executive officer or director of the Company is a party to any Material Contract with or binding upon the Company or any of its subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its subsidiaries.

Section 3.21 Opinion of Financial Advisor. Blackstone Advisory Partners L.P. (the “Financial Advisor”) has delivered to the Company its written opinion (or oral opinion to be confirmed in writing), dated as of the date hereof, to the effect that, as of such date, subject to the assumption and limitations set forth therein, the Merger Consideration to be received by the holders of the Shares in the Merger is fair, from a financial point of view, to such holders.

Section 3.22 Brokers. No broker, finder or investment banker (other than the Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its subsidiaries.

Section 3.23 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, each of Parent and Merger Sub acknowledges that neither the Company nor any other person on behalf of the Company makes, and the Company disclaims, any other express or implied representation or warranty with respect to the Company or any of its subsidiaries with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated hereby. Each of Parent and Merger Sub acknowledges and agrees that the Company makes no representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or results of operations of the Company or any of its subsidiaries heretofore or hereafter delivered or made available to Parent, Merger Sub or their respective representatives or affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

Section 4.1 Organization.

(a) Each of Parent and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and (ii) has the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, except where the failure to have such power or authority would not, individually or in the aggregate, have a Parent Material Adverse Effect. For purposes of this Agreement a “Parent Material Adverse Effect” means any event, change, occurrence or effect that has prevented, materially delayed or materially impeded, or would prevent, materially delay or materially impede, the performance by Parent or Merger Sub of its obligations under this Agreement or the consummation of the transactions contemplated hereby. The organizational or governing documents of Parent and Merger Sub, as previously provided to the Company, are in full force and effect.

(b) Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever.

Section 4.2 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action by the boards of directors of Parent and Merger Sub and, immediately following execution of this Agreement, will be duly and validly authorized by all necessary actions by Parent as the sole shareholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Secretary of State of the State of Indiana of the Articles of Merger as required by the IBCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, or general equitable principles (whether considered in a proceeding in equity or at law).

Section 4.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the Merger by Parent and Merger Sub, do not and will not (i) conflict with or violate the respective certificate of incorporation or bylaws (or similar organizational documents) of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iv) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or by which either of them or any of their respective properties are bound, (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contracts to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound or (iv) result in the creation or imposition of any Lien on any asset of Parent or Merger Sub, except, in the case of clauses (ii) through (iv), for any such conflict, violation, breach, default, acceleration, loss, right, Lien or other occurrence which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder, and state securities, takeover and “blue sky” laws, (ii) the filing of a premerger notification and report form by Parent and Merger Sub under the HSR Act and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under the EU Merger Regulation or any other Antitrust Law, (iii) the filing with the Secretary of State of the State of Indiana of the Articles of Merger as required by the IBCL and (iv) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.4 Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the shareholders of the Company and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.5 Brokers. No broker, finder or investment banker (other than Morgan Stanley & Co. LLC, whose fees shall be paid by Parent) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent, Merger Sub or their respective affiliates.

Section 4.6 Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein. The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $1.00 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent.

Section 4.7 Ownership of Shares. None of Parent, Merger Sub or their respective affiliates owns (directly or indirectly, beneficially or of record) any Shares and none of Parent, Merger Sub or their respective affiliates holds any rights to acquire or vote any Shares except pursuant to this Agreement.

Section 4.8 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the transactions contemplated hereby. The vote or consent of Parent as the sole shareholder of Merger Sub (which shall have occurred immediately following execution of this Agreement) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the transactions contemplated hereby.

Section 4.9 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, the Company acknowledges that none of Parent, Merger Sub or any other person on behalf of Parent or Merger Sub makes, and the Parent and Merger Sub disclaim, any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company.

Section 4.10 Sufficiency. Parent has and will as of the Closing have, sufficient cash, sufficient and available lines of credit or other sources of sufficient and immediately available funds to enable it to pay the Merger Consideration for all outstanding Shares and will make available to Merger Sub sufficient funds to permit Merger Sub to consummate the Merger.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1 Conduct of Business of the Company Pending the Merger. The Company covenants and agrees that, during the period from the date hereof until the Effective Time, except as contemplated or permitted by this Agreement, as set forth in Section 5.1 of the Company Disclosure Schedule or as required by law or regulation, or unless Parent shall otherwise consent in writing, the business of the Company and its subsidiaries shall be conducted in their ordinary course of business consistent with past practice and the Company shall use its commercially reasonable efforts to preserve substantially intact its business organization, keep available the services of its directors, officers and key employees and preserve in all material respects its present relationships with customers, suppliers and other persons with which it has material business relations; provided, however, that no action by the Company or its subsidiaries with respect to matters specifically addressed by clauses (a)-(n) below shall be deemed a breach of this Section 5.1 unless such action constitutes a breach of such clauses (a)-(n). In addition, and not in limitation of the foregoing, between the date hereof and the Effective Time, except as otherwise contemplated or permitted by this Agreement, as set forth in Section 5.1 of the Company Disclosure Schedule or as required by law or regulation, neither the Company nor any of its subsidiaries shall without the prior written consent of Parent:

(a) amend or otherwise change its Articles of Incorporation or Bylaws or any similar governing instruments, or amend any term of any outstanding Company Securities or security of any of the Company’s subsidiaries;

(b) issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any other Company Securities, ownership interests or any voting securities (including stock appreciation rights, phantom stock or similar instruments), of the Company or any of its subsidiaries (except for (i) the issuance of Shares upon the exercise of Company Stock Options, in accordance with the terms of any Company Stock Plan, (ii) the issuance of Shares upon the settlement of Company Restricted Shares, RSUs and RSAs (and dividend equivalents thereon, if applicable) in accordance with the terms of such instruments, (iii) the grant of Company Restricted Shares, RSUs, RSAs and Company Stock Options (and issuances of Shares pursuant thereto) to newly hired non-executive employees made in the ordinary course of business, provided that the aggregate number of Shares underlying such grants shall not exceed 100,000 Shares, (iv) the issuance of shares by a wholly-owned subsidiary of the Company to the Company or another wholly-owned subsidiary of the Company or (v) any transfer or pledge of equity securities of the Company’s subsidiaries to the extent required by the Credit Agreement;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a subsidiary of the Company to the Company or a subsidiary of the Company);

(d) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of the Company (other than the acquisition of Shares (i) pursuant to the Company’s previously disclosed Share repurchase program, or (ii) tendered by employees or former employees in connection with a cashless exercise of Company Stock Options or in order to pay Taxes in connection with the vesting or exercise of any grants (including Company Stock Options, Company Restricted Shares, RSUs and RSAs) pursuant to the terms of a Company Plan or a Company Stock Plan), or reclassify, combine, split or subdivide any capital stock or other ownership interests of any of the Company’s subsidiaries;

(e) (i) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets or securities, in each case, which is or are material to the Company and its subsidiaries taken as a whole, other than (x) acquisitions of inventory in the ordinary course of business consistent with past practice or (y) pursuant to existing Contracts that were disclosed to Parent prior to the date hereof or (ii) sell or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets or securities, in each case, which is or are material to the Company and its subsidiaries taken as a whole, other than (x) sales or dispositions of inventory and other assets in the ordinary course of business consistent with past practice or (y) pursuant to existing Contracts that were disclosed to Parent prior to the date hereof;

(f) other than in the ordinary course of business consistent with past practice, (i) enter into any Contract which, if entered into prior to the date hereof would be a Material Contract or (ii) and other than in connection with the renewal of any Material Contract, amend in any material respect any Material Contract;

(g) (i) amend or modify in any material respect the Credit Agreement or (ii) incur or modify in any material respect the terms of any material indebtedness for borrowed money, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any other person (other than a subsidiary of the Company or acquisitions permitted by clause (e)(i) above), in the case of each of clauses (g)(i) and (g)(ii) above, other than in the ordinary course of business consistent with past practice (including any borrowings under the Credit Agreement and in respect of letters of credit), and subject to the requirement that any such amendment, modification or incurrence of indebtedness not result or be expected to result in the imposition of any material cost on the Company or Parent, whether prior to, at or subsequent to the Closing;

(h) (i) hire any employees with salaries over $150,000 or (ii) hire any employees other than on an at-will basis except, in the case of this clause (ii), for employees hired in non-U.S. jurisdictions with employment agreements that are the standard employment agreements used by the Company in the relevant non-U.S. jurisdiction in the ordinary course of business consistent with past practice prior to the date hereof;

(i) except as contemplated by Section 2.2 or Section 6.5 of this Agreement, as required by Applicable Law or statutory requirement or required pursuant to any existing Contract or Company Plan (i) increase the compensation or fringe benefits of any of its directors, officers or employees, except in the ordinary course of business, (ii) grant any severance or termination pay not provided for under any Company Plan or existing Contract, or any retention pay or cash bonus other than (x) cash retention benefits, not to exceed $5,000,000 in the aggregate and $200,000 to any individual employee, payable to employees other than executive officers and (y) cash bonus awards determined by the Company Board to be earned under the 2012 Executive Cash Bonus Program in an amount not to exceed, in the aggregate, $2,300,000, (iii) enter into any employment, consulting or severance agreement or arrangement with any of its present directors, officers or other employees, except for offers of employment to prospective employees or use of consulting agreements or arrangements in the ordinary course of business with consultants who are not directors or executive officers or (iv) establish, adopt, enter into or amend in any material respect or terminate any Company Stock Plan, excluding adjustment of performance targets for performance-based awards in a manner (A) contemplated by this Agreement or (B) required under the terms of such awards;

(j) make any material change to the Company’s methods of accounting, except as required by changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto, including the rules or policies of the Public Company Accounting Oversight Board;

(k) other than as required by Applicable Law, (i) make or change any material Tax election, (ii) enter into any settlement or compromise of any material Tax liability, (iii) file any amended Tax Return with respect to any material Tax or any claim for any material Tax refund, (iv) change any annual Tax accounting period, (v) enter into any closing agreement relating to any material Tax, (vi) surrender any right to claim a material Tax refund, offset or other reduction in Tax liability or (vii) adopt or change any method of Tax accounting;

(l) settle, offer to settle or compromise any (i) shareholder litigation or other litigation relating to or arising out of this Agreement or the transactions contemplated hereby or (ii) any other litigation, arbitration, proceeding or dispute, except in the case of this clause (l)(ii) within the limitations set forth in Section 5.1(l)(ii) of the Company Disclosure Schedule;

(m) create or otherwise incur any Lien on any asset of the Company or any of its subsidiaries other than Liens on assets that are not material, individually or in the aggregate, to the Company and its subsidiaries and that are incurred in the ordinary course of business consistent with past practice;

(n) agree to take any of the actions described in Sections 5.1(a)-(m).

Section 5.2 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the Effective Time, and nothing contained in this

Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations. Each of Parent and the Company hereby agree that the Company’s compliance with its obligations under Section 5.1, and the granting or withholding by Parent of any consent requested by the Company pursuant to the terms of this Agreement, shall not be deemed to be the exercise by Parent of any right to control, direct or supervise the Company’s or its subsidiaries’ operations, and nothing in this Section 5.2 shall be construed to permit the Company to fail to take any action required by Section 5.1 or to undertake any action prohibited by Section 5.1.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Proxy Statement. As soon as reasonably practicable following the date hereof, the Company shall, with the assistance of Parent, prepare and file the Proxy Statement with the SEC. Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Proxy Statement, and the Company shall provide Parent with reasonable opportunity to review a draft of the Proxy Statement prior to its filing with the SEC. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as reasonably practicable after receipt thereof. Each of Parent, Merger Sub and the Company agrees to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. The Company shall, as soon as reasonably practicable after receipt thereof, notify Parent and Merger Sub of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information.

Section 6.2 Shareholders Meeting.

(a) As soon as reasonably practicable following confirmation by the SEC that it has no further comments on the Proxy Statement, the Company, acting through the Company Board (or a committee thereof), shall (i) take all action necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving this Agreement (the “Shareholders Meeting”), (ii) subject to Section 6.4(c), include in the Proxy Statement the Company Recommendation and use its reasonable best efforts to obtain the Company Requisite Vote and (iii) otherwise comply with all legal requirements applicable to such meeting.

(b) Notwithstanding anything herein to the contrary, the Company shall not be required to hold the Shareholders Meeting if this Agreement is terminated.

Section 6.3 Confidentiality. Each of Parent and Merger Sub will hold and treat and will cause its officers, employees, auditors and other authorized representatives to hold and treat in confidence all documents and information concerning the Company and its subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated hereby in accordance with the Nondisclosure and Confidentiality Agreement, dated as of December 20, 2011 between the Company and Parent (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

Section 6.4 No Solicitation; Acquisition Proposals.

(a) No Solicitation or Negotiation. Except as expressly permitted by this Section 6.4 (including Section 6.4(c)), from and after the date hereof until the earlier of the termination of this Agreement in accordance with Article VIII or the Effective Time, neither the Company nor any of its subsidiaries shall, nor shall the Company or any of its subsidiaries authorize or permit any of its or their directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) to, directly or indirectly, (i) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes an Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data concerning the Company or its subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its subsidiaries, to any person that has made or to the Company’s knowledge is considering making or seeking to make any Acquisition Proposal, (iii) otherwise knowingly facilitate or encourage any effort or attempt to make an Acquisition Proposal, (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its subsidiaries or (v) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or similar instrument relating to an Acquisition Proposal. It is agreed that any violation of the restrictions on the Company set forth in this Section by any Representative of the Company or any of its subsidiaries shall be deemed a breach of this Section by the Company.

(b) Obligation to Terminate Existing Discussions. The Company shall, and shall cause its subsidiaries and its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any person and its Representatives conducted prior to the date hereof with respect to any Acquisition Proposal. The Company shall promptly request that each person other than Parent, if any, that has executed a confidentiality agreement within the 24-month period prior to the date hereof in connection with its consideration of any Acquisition Proposal return or destroy all confidential information heretofore furnished to such person by or on behalf of the Company or any of its subsidiaries (and all analyses and other materials prepared by or on behalf of such person that contains, reflects or analyzes that information). The Company shall use its reasonable best efforts to secure its rights and ensure the performance of such other party’s obligations under the relevant confidentiality agreement and to cause such other party to return or destroy (and confirm destruction of) all such information as promptly as reasonably practicable.

(c) Exceptions. Notwithstanding anything herein to the contrary, at any time prior to the time, but not after, the Company Requisite Vote is obtained, if the Company receives a written Acquisition Proposal from any person, (i) the Company and its Representatives may provide non-public information and data concerning the Company and its subsidiaries in response to a request therefor by or on behalf of such person to such person, its outside counsel, financial advisor(s), lenders or other financing sources and/or potential divestiture counterparties, so long as the Company receives from such person an executed confidentiality agreement on customary terms (it being understood that such confidentiality agreement need not prohibit the making or amendment of an Acquisition Proposal or otherwise contain any standstill or similar provision); provided that the Company shall promptly make available to Parent and Merger Sub any material non-public information concerning the Company or its subsidiaries that the Company made available to any person given such access which was not previously made available to Parent or Merger Sub (unless precluded by Applicable Law), (ii) the Company and its Representatives may engage or participate in any discussions or negotiations with such person, its outside counsel, financial advisor(s), lenders or other financing sources and/or potential divestiture counterparties and (iii) the Company Board may authorize, adopt, approve, recommend, or otherwise declare advisable or propose to authorize, adopt, approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (1) the receipt of such Acquisition Proposal did not result from a breach of this Section 6.4, (2) prior to taking any action described in clause (i) or (ii) above, the Company Board determines in good faith that failure to take such action would be inconsistent with the directors’ fiduciary duties under Applicable Law, (3) in each such case referred to in clause (i) or (ii) above, the Company Board has determined in good faith (after consultation with its outside legal counsel and the Financial Advisor) that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably expected to result in a Superior Proposal, and (4) in the case referred to in clause (iii) above, the Company Board determines in good faith (after consultation with its outside legal counsel and the Financial Advisor) that such Acquisition Proposal is a Superior Proposal.

(d) Definitions. For purposes of this Agreement:

(i) “Acquisition Proposal” means any inquiry, proposal or offer from any person or group of persons other than Parent or one of its subsidiaries for (A) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of the Company (or any subsidiary or subsidiaries of the Company whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole), (B) the acquisition in any manner, directly or indirectly, of over 15% of the equity securities or consolidated total assets of the Company and its subsidiaries, in each case other than the Merger or (C) a transaction or series of transactions which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(ii) “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal for at least a majority of the outstanding Shares or all or substantially all of the consolidated assets of the Company and its subsidiaries that the Company Board has determined in its good faith judgment, after consultation with and considering the advice of its outside legal counsel and the Financial Advisor, (A) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal, and (B) if consummated, would result in a transaction superior to the Company than the transactions contemplated hereby (after giving effect to all of the adjustments which may be offered by Parent and Merger Sub pursuant to Section 6.4(h) and taking into account break-up fees, expense reimbursement provisions and conditions to consummation).

(e) No Change in Recommendation or Alternative Acquisition Agreement. Except as set forth in this Section 6.4(e), Section 6.4(f), or Section 8.3(a), the Company Board shall not:

(i) withhold, withdraw, qualify or modify, in a manner adverse to Parent, the Company Recommendation with respect to the Merger (a “Change of Recommendation”), it being understood that the Company Board may take no position with respect to an Acquisition Proposal until the close of business as of the tenth Business Day after the commencement of such Acquisition Proposal pursuant to Rule 14d-2 under the Exchange Act without such action being considered an adverse modification; or

(ii) except as expressly permitted by Section 8.3(a), cause or permit the Company to enter into any acquisition agreement, merger agreement or similar definitive agreement (other than a confidentiality agreement referred to in Section 6.4(a) or Section 6.4(c)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

For the avoidance of doubt, nothing in this Agreement shall prohibit or otherwise restrict the Company Board from making a Change of Recommendation following a termination of this Agreement pursuant to, and in accordance with the terms of, Section 8.3(a).

(f) Certain Permitted Disclosure. Nothing contained in this Agreement shall be deemed to prohibit the Company or the Company Board from (i) complying with its disclosure obligations under Applicable Law with regard to an Acquisition Proposal, including taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to shareholders), in each case so long as any action taken or statement made to so comply is consistent with this Section 6.4, and provided that in the case of any such action that is taken or statement made that relates to an Acquisition Proposal, the Company Board shall, upon written request by Parent, publicly reaffirm the Company Recommendation within three Business Days of such request (if the Company Recommendation was not already reaffirmed in such statement or in connection with such action) or (ii) making any “stop-look-and-listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the shareholders of the Company).

(g) Notice. From and after the date hereof, the Company agrees that it will promptly (and, in any event, within three Business Days) notify Parent if any proposals or offers with respect to an Acquisition Proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements, redacted, if necessary, to remove the identity of the person making the proposal or offer or to comply with confidentiality obligations to such person) and thereafter shall keep Parent reasonably informed of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations.

(h) Notification of Certain Actions. The Company shall not be entitled to take any of the actions described in Section 6.4(c)(iii) or to terminate this Agreement pursuant to Section 8.3(a) with respect to a Superior Proposal unless (i) the Company has provided notice (a “Notice of Superior Proposal”) to Parent that the Company intends to take such action, describing the material terms and conditions of the Superior Proposal that is the basis of such action, and, if applicable, provides copies of all documents relating thereto (it being understood that such material terms need not include the identity of the person making such proposal), (ii) during the 48-hour period following Parent’s receipt of the Notice of Superior Proposal, the Company shall, and shall cause its Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal and (iii) at the end of such 48-hour period Parent has not made a written offer of changes to this Agreement, in response to the Notice of Superior Proposal or otherwise, that would cause the transactions contemplated by this Agreement to be at least as favorable to the Company as the Superior Proposal. Any material amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice of Superior Proposal and the Company shall be required to comply again with the requirements of this Section 6.4(h); provided, however, that references to the 48-hour period above shall be deemed to be references to a 24-hour period.

Section 6.5 Employment and Employee Benefits Matters.

(a) Without limiting any additional rights that any Company Employee may have under any Company Plan, Parent shall cause the Surviving Corporation and each of its subsidiaries to maintain, until December 31, 2012 (or, if later, the Closing Date), the severance-related provisions of the Company Plans existing immediately prior to the Effective Time and to provide 100% of the severance payments and benefits provided thereunder to be delivered to any Company Employee.

(b) Without limiting any additional rights that any Company Employee may have under any Company Plan, Parent shall cause the Surviving Corporation and each of its subsidiaries to maintain for any Company Employee who remains employed, subject to paragraph (a) above, (i) until the later of (x) December 31, 2012 and (y) the Closing Date, compensation levels (such term to include salary and target incentive compensation in the aggregate) that are no less favorable than those provided to such Company Employee immediately prior to the Effective Time, and (ii) for twelve months following the Effective Time, health and welfare benefits and retirement benefits that in the aggregate are substantially comparable to the overall health and welfare benefits, and retirement benefits maintained for and provided to such Company Employee immediately prior to the Effective Time.

(c) As of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, give Company Employees full credit for purposes of eligibility, participation,

vesting, severance and benefit accruals (but not for purposes of benefit accruals under any defined benefit pension plans, except to the extent such plan or plans provide for past service credit, or to the extent this credit would result in a duplication of benefits for the same period of service), under any employee compensation and incentive plans, benefit (including vacation) plans, programs, policies and arrangements maintained for the benefit of Company Employees as of and after the Effective Time by Parent, its subsidiaries or the Surviving Corporation for the Company Employees’ service with the Company, its subsidiaries and their predecessor entities (each, a “Parent Plan”) to the same extent recognized by the Company immediately prior to the Effective Time, and as contemplated by this Agreement. With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA, regardless as to whether or not such Parent Plan is subject to ERISA), Parent or its subsidiaries shall (i) cause there to be waived any pre-existing condition or eligibility limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Company Employees under similar plans maintained by the Company and its subsidiaries in the plan year in which the Effective Time occurs.

(d) From and after the Effective Time, subject to the actions contemplated in Sections 2.2 and 6.5 hereof, Parent will honor, and will cause its subsidiaries to honor, in accordance with its terms, (i) each existing employment, change in control, severance and termination protection plan, policy or agreement of or between the Company or any of its subsidiaries and any officer, director or employee of that company, (ii) all bonus plans or programs and (iii) all obligations pursuant to outstanding restoration plans, bonus plans or programs, bonus deferral plans, vested and accrued benefits under any employee benefit plan, program or arrangement of the Company or its subsidiaries and similar employment compensation and benefit arrangements and agreements in effect as of the date hereof, in each case to the extent legally binding on the Company or any of its subsidiaries.

(e) (i) No more than thirty days prior to the Effective Time, the Company shall have the right, in its sole option and discretion, to terminate each Agreement for Supplemental Executive Retirement Benefits entered into by and between the Company and certain of its executive officers, each of which is set forth in Section 6.5(e) of the Company Disclosure Schedule (each a “Retirement Agreement” and collectively the “Retirement Agreements”), in a manner that meets the requirements of Treas. Reg. § 1.409A-3(j)(4)(ix)(B), and shall liquidate all benefits payable under such Retirement Agreements by paying to each such executive officer the present value, using reasonable actuarial factors, of the benefit accrued under his Retirement Agreement as of the date of such termination, provided that such terminations and liquidations shall occur only if all of such executive officers party to a Retirement Agreement consent thereto. (ii) Notwithstanding the foregoing, if the Company does not terminate the Retirement Agreements prior to the Effective Time, Parent hereby expressly agrees that, from and after the Effective Time, it will cause the Surviving Corporation (and/or Parent’s subsidiaries, as applicable) to assume and agree to perform in the same manner and to the same extent that the Company would be required to perform if the Merger had not taken place, each Retirement Agreement in effect as of the Effective Time.

(f) Nothing in this Section shall give any person any third-party beneficiary right, amend any Company Plan or other employee agreement, or operate to supersede or conflict with any collective bargaining arrangement.

(g) If directed in writing by Parent at least ten (10) days prior to Closing, the Company shall terminate any and all 401(k) plans prior to the Closing, pursuant to resolutions of the Company Board reasonably satisfactory to Parent.

Section 6.6 Directors’ and Officers’ Indemnification and Insurance.

(a) Without limiting any additional rights that any employee may have under any employment agreement or Company Plan, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Parent shall or shall cause the Surviving Corporation to, indemnify and hold harmless each present (as of the Effective Time) and former officer and director of the Company and its subsidiaries and any employee or agent of the Company serving as an officer or director of another entity at the request of the Company and identified in Section 6.6 of the Company Disclosure Schedule (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that an Indemnified Party is or was an officer or director or is or was serving at the request of the Company or any of its subsidiaries as a director or officer of another entity or (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under Applicable Law. In the event of any such claim, action, suit, proceeding or investigation, the Surviving Corporation shall cooperate in the defense of any such matter.

(b) The articles of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the Articles of Incorporation and Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

(c) Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time, to obtain and fully pay the premium for a “tail” policy extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable as the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided that if the aggregate premium for such “tail” policy exceeds 300% of the per annum rate of premium paid by the Company as of the date hereof, then the Company (or the Surviving Corporation, as applicable) shall procure the maximum coverage that will then be available with the expenditure of 300% of such rate. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” policy as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof; provided that in satisfying its obligation under this Section 6.6(c), the Surviving Corporation shall not be obligated to pay an aggregate premium in excess of 300% of the per annum rate of premium paid by the Company as of the date hereof.

(d) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions and benefits of this Section 6.6 shall continue in full effect until the final disposition of such claim, action, suit, proceeding or investigation.

(e) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

(f) In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in this Section 6.6. In addition, the Surviving Corporation shall not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Surviving Corporation unable to satisfy its obligations under this Section 6.6.

Section 6.7 Further Action; Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties shall use its reasonable best efforts to (i) take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable (including under any Antitrust Law) to consummate the transactions contemplated hereby as soon as practicable and (ii) do all things necessary, proper or advisable under Applicable Law and regulations to consummate the Merger and the other transactions contemplated hereby at the earliest practicable date, including: (A) causing the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the taking of such actions as are necessary to obtain any requisite approval, consent or expiration of any applicable waiting period (including under the HSR Act, the EU Merger Regulation or any other Antitrust Law) and duly make all notifications and other filings required under the HSR Act, the EU Merger Regulation or any other Antitrust Law and; (B) using reasonable best efforts to resolve any objection asserted with respect to the transactions contemplated hereby under any Antitrust Law raised by any Governmental Entity.

(b) In furtherance and not in limitation of the provisions of Section 6.7(a), each of the parties, as applicable, agrees to prepare and file as promptly as practicable an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any other appropriate filings pursuant to the EU Merger Regulation or any other Antitrust Law. Each of the Company and Parent shall bear its respective expenses, charges and filing fees associated with the filings by the Company and Parent required under the HSR Act, the EU Merger Regulation or any other Antitrust Law.

(c) If a party receives a request for information or documentary material from any Governmental Entity with respect to this Agreement or any of the transactions contemplated hereby then such party shall in good faith make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, a response which is, at a minimum, in substantial compliance with such request.

(d) The parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining the approvals of or clearances from each applicable Governmental Entity, including:

(i) cooperating with each other in connection with filings required to be made by any party under any Antitrust Law and liaising with each other in relation to each step of the procedure before the relevant Governmental Entities and as to the contents of all communications with such Governmental Entities. In particular, to the extent permitted by law or Governmental Entity, no party will make any notification in relation to the transactions contemplated hereby without first providing the other party with a copy of such notification in draft form and giving such other party a reasonable opportunity to discuss its content before it is filed with the relevant Governmental Entities, and such first party shall consider and take account of all reasonable comments timely made by the other party in this respect;

(ii) furnishing to the other party all information within its possession that is required for any application or other filing to be made by the other party pursuant to Applicable Law in connection with the transactions contemplated hereby;

(iii) promptly notifying each other of any communications from or with any Governmental Entity with respect to the transactions contemplated hereby;

(iv) consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the Antitrust Law; and

(v) without prejudice to any rights of the parties hereunder, and subject to Section 6.7(e)(iv), consulting and cooperating in all respects with the other in defending all lawsuits and other proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the transactions contemplated hereby.

(e) Notwithstanding anything to the contrary herein, nothing in this Section 6.7 shall require either Parent or any of its subsidiaries to: (i) agree to or to effect any divestiture of, or hold separate (including by establishing a trust or otherwise), or agree to restrict its ownership or operation of, any business or assets of the Company or its subsidiaries or of Parent or its subsidiaries, or to enter into any settlement or consent decree, or agree to any undertaking, with respect to any business or assets of the Company or its subsidiaries or of Parent or its subsidiaries, (ii) enter into, amend or agree to enter into or amend, any contracts or agreements of the Company or its subsidiaries or of Parent or its subsidiaries, (iii) otherwise waive, abandon or alter any material rights or obligations of the Company or its subsidiaries or of Parent or its subsidiaries or (iv) file or defend any lawsuit, appeal any judgment or contest any injunction issued in a proceeding initiated by a Governmental Entity, except in the case of clauses (i), (ii) and (iii), that Parent shall be obligated to commit to and undertake, if necessary, to a sale, divestiture, other conveyance, license or hold separate arrangement of assets that contributed up to 10% of the Company and its subsidiaries’ consolidated earnings before interest and taxes for the 12-month period ended June 30, 2012 (a “Required Divestiture” ). Parent’s obligations with respect to any Required Divestiture shall be unconditional and not qualified by reasonable best efforts and no actions taken with respect to any Required Divestiture shall be considered for purposes of determining whether a Material Adverse Effect has occurred.

Section 6.8 Public Announcements. The Company and Parent will consult with and provide each other the reasonable opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated hereby and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by Applicable Law or by obligations pursuant to any listing agreement with any national securities exchange. Parent and the Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and the Company.

Section 6.9 Anti-Takeover Statutes. If the restrictive provisions of any Anti-Takeover Statute is or may become applicable to this Agreement (including the Merger and the other transactions contemplated hereby), each of Parent, the Company and Merger Sub and their respective boards of directors shall grant all such approvals and take all such actions as are reasonably necessary so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

Section 6.10 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other written communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any person alleging that the consent of such person is or may be required in connection with the Merger or the other transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (b) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to the Merger or the other transactions contemplated hereby, (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or result in any of the conditions to the Merger set forth in Article VII not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.10 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party receiving such notice. The parties agree and acknowledge that (1) the Company’s compliance or failure of compliance with this Section 6.10 shall not be taken into account for purposes of determining whether the condition set forth in Section 7.2(b) shall have been satisfied or, in and of itself, give rise to any right of termination under Section 8.4(b) and (2) Parent’s compliance or failure of compliance with this Section 6.10 shall not be taken into account for purposes of determining whether the condition set forth in Section 7.3(b) shall have been satisfied or, in and of itself, give rise to any right of termination under Section 8.3(b).

Section 6.11 Access to Information. Subject to the last sentence of this Section 6.11, from the date hereof until the earlier of the Effective Time or the termination of this Agreement and subject to Applicable Law and the Confidentiality Agreement, the Company shall upon reasonable advance notice (i) give to Parent and its authorized representatives reasonable access during normal business hours to the offices, properties, books and records of the Company and its subsidiaries, (ii) furnish to Parent and its authorized representatives such financial and operating data and other information as they may reasonably request and (iii) instruct its authorized Representatives to cooperate with Parent and its authorized representatives with respect to such matters. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of business of the Company and its subsidiaries. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty by any party hereunder. Notwithstanding anything herein to the contrary, under no circumstances shall the Company, its subsidiaries or their respective Representatives be required to furnish any person with, or be required to provide access to any person to, information about the Company or any of its subsidiaries that the Company in its sole and absolute discretion, acting reasonably, deems to be either confidential business information or information the sharing of which is or may be prohibited by any Applicable Law (including any Antitrust Law) or contractual restraint enforceable upon the Company or any of its subsidiaries.

Section 6.12 Rule 16b-3. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated hereby by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.13 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement.

Section 6.14 Stock Exchange Delisting. Parent shall take such actions prior to the Effective Time to cause the Company’s securities to be de-listed from NASDAQ and de-registered under the Exchange Act as soon as practicable following the Effective Time.

Section 6.15 Parent Vote.

(a) Parent shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any Shares beneficially owned by it or any of its subsidiaries or with respect to which it or any of its subsidiaries has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the approval of this Agreement at any meeting of shareholders of the Company at which this Agreement shall be submitted for approval and at all adjournments or postponements thereof (or, if applicable, by any action of shareholders of the Company by consent in lieu of a meeting).

(b) Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 23-1-34-2 of the IBCL and in its capacity as the sole shareholder of Merger Sub, a written consent adopting this Agreement.

ARTICLE VII

CONDITIONS OF MERGER

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Shareholder Approval. The Company Requisite Vote shall have been obtained.

(b) Regulatory Consents. (i) The waiting period applicable to the consummation of the Merger under the HSR Act or any other Antitrust Law (other than the EU Merger Regulation) shall have expired or been earlier terminated and (ii) Parent and the Company shall have received a decision under Article 6(1)(b), 8(1) or 8(2) of the EU Merger Regulation declaring the Merger compatible with the EU Internal Market.

(c) Orders. As of the Closing, no court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, injunction, ruling or Applicable Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an “Order”).

Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.3 (Capitalization) shall be true and correct in all respects other than de minimis inaccuracies, both as of the date hereof and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representation and warranty of the Company set forth in Section 3.8(a) shall be true and correct in all respects, both as of the date hereof and as of the Closing Date as though made on and as of such date and time; (iii) the other representations and warranties of the Company set forth in this Agreement (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), with, in the case of this clause (iii) only, only such exceptions as have not had, individually or in the aggregate, a Material Adverse Effect; and (iv) Parent shall have received at the Closing a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that the conditions set forth in this Section 7.2(a) have been satisfied.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect.

(c) Governmental Litigation. There shall not have been instituted and be pending any action or proceeding by any Governmental Entity (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger or seeking to obtain material damages relating to the transactions contemplated by the Merger, (ii) seeking to restrain or prohibit Parent’s, Merger Sub’s or any of Parent’s other affiliates’ (A) ability effectively to exercise full rights of ownership of the Shares, including the right to vote any Shares acquired or owned by Parent, Merger Sub or any Parent’s other affiliates following the Effective Time on all matters properly presented to the Company’s shareholders or (B) ownership or operation (of that of its respective subsidiaries or affiliates) of all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or of Parent and its subsidiaries, taken as a whole or (iii) seeking to compel Parent or any of its subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or of Parent and its subsidiaries, taken as a whole, in each of cases (i), (ii) and (iii), other than any action or proceeding that seeks to force Parent to undertake a Required Divestiture and that does not seek any remedy to which Parent would not be obligated to agree pursuant to Section 6.7 hereof.

(d) Each of the employees of the Company and its subsidiaries set forth in Section 7.2(d) of the Company Disclosure Schedule shall have executed offer letters with Parent (which may be substituted with the Surviving Corporation or another subsidiary of Parent upon consummation of the Merger) upon terms and conditions substantially similar to the letters dated June 28, 2012 previously provided to each of such persons and none of such employees shall have (i) ceased to be employed by the Company and its subsidiaries, except as a result of such employee’s death or disability such that such person can no longer perform his duties at work or (ii) expressed in writing an intention to terminate their employment with the Company and its subsidiaries or to decline to accept employment with Parent.

Section 7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in this Agreement (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) shall be true and correct, both as of the date hereof and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), with only such exceptions as have not had, individually or in the aggregate, a Parent Material Adverse Effect; and (ii) the Company shall have received at the Closing a certificate signed on behalf of Parent by a senior executive officer of Parent to the effect that the conditions set forth in this Section 7.3(a) have been satisfied.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by a senior executive officer of Parent to such effect.

Section 7.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in this Article VII to be satisfied to excuse such party’s obligation to effect the Merger if the direct, principal and proximate cause of such failure was such party’s failure to use the standard of efforts required from such party to consummate the Merger and the other transactions contemplated hereby, including as required by and subject to Section 6.7; provided, however, that no action by any party that such party is permitted to take under this Agreement and that has the consequential or indirect effect of delaying or impeding the Merger shall be deemed to constitute or contribute to any alleged failure by such party to use the standard of efforts required from such party to consummate the Merger and the other transactions contemplated hereby.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Requisite Vote has been obtained, by mutual written consent of the Company, by action of the Company Board, and Parent, by action of its board of directors.

Section 8.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent, by action of its board of directors, or the Company, by action of the Company Board, if (a) the Merger shall not have been consummated by March 31, 2013, whether such date is before or after the date on which the Company Requisite Vote is obtained (such date, as it may be extended pursuant to the provisions hereof, the “Termination Date”); (b) the Shareholders Meeting shall have been held and completed and the Company Requisite Vote shall not have been obtained at such Shareholders Meeting or at any adjournment or postponement thereof; or (c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the Company Requisite Vote has been obtained), provided, that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have been the direct, principal and proximate cause of the failure to consummate the Merger.

Section 8.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by written notice of the Company:

(a) at any time prior to the time the Company Requisite Vote is obtained, if: (i) the Company Board authorizes the Company, subject to complying with the terms of this Agreement, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; (ii) the Company has complied with Section 6.4(h), (iii) immediately prior to or substantially concurrently with the termination of this Agreement the Company enters into an Alternative Acquisition Agreement with respect to a Superior Proposal; and (iv) the Company immediately prior to or substantially concurrently with such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.5;

(b) if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date hereof, such that the conditions set forth in Section 7.3(a) or 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) thirty calendar days after written notice thereof is given by the Company to Parent or (ii) two Business Days prior to the Termination Date; provided, however, that the Company is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 7.2(a) or 7.2(b) not to be capable of being satisfied; or

(c) if (i) all of the conditions set forth in Sections 7.1 and 7.2 have been and continue to be satisfied (other than those conditions that by their nature cannot be satisfied other than at the Closing), (ii) the Company has notified Parent in writing that as of the date of such notice all conditions set forth in Section 7.3 have either been satisfied or waived by the Company and that it is ready, willing and able to consummate the Closing and (iii) Parent and Merger Sub fail to consummate the transactions contemplated hereby within five (5) Business Days of the date the Closing should have occurred pursuant to Section 1.2.

Section 8.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by written notice of Parent if:

(a) the Company Board shall have made a Change of Recommendation or there shall have otherwise been an intentional and material breach of Section 6.4, and in the case of a breach other than a Change of Recommendation, that if capable of being cured has not been cured within three Business Days of the occurrence thereof; or (b) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date hereof, such that the conditions set forth in Section 7.2(a) or 7.2(b) would not be satisfied and such breach cannot be or is not cured prior to the earlier of (i) thirty calendar days after written notice thereof is given by Parent to the Company or (ii) two Business Days prior to the Termination Date; provided, however, that Parent is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 7.3(a) or 7.3(b) not to be capable of being satisfied.

Section 8.5 Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any person on the part of any party hereto (or of any of its Representatives or affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) except as otherwise provided herein and subject to Section 8.5(c), no such termination shall relieve any party hereto of any liability for damages to the other party hereto resulting from knowing and intentional material breach of this Agreement and (ii) the provisions set forth in this Section 8.5 Section 8.6 and Article IX and the Confidentiality Agreement shall survive the termination of this Agreement.

(b) In the event that:

(i) (x) before obtaining the Company Requisite Vote, this Agreement is terminated pursuant to Section 8.2(a) or Section 8.2(b), (y) any person shall have made and publicly disclosed a bona fide Acquisition Proposal after the date hereof but prior to such termination, and such Acquisition Proposal shall not have been publicly withdrawn prior to such termination or, with respect to a termination pursuant to Section 8.2(b), prior to the Shareholders Meeting and (z) within twelve (12) months of such termination the Company shall have entered into a definitive agreement with respect to such Acquisition Proposal and such Acquisition Proposal is consummated (provided that for purposes of this clause (z) the references to “15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”);

(ii) this Agreement is terminated by Parent pursuant to Section 8.4(a); or

(iii) this Agreement is terminated by the Company pursuant to Section 8.3(a),

then the Company shall (A) in the case of clause (i) above, within four Business Days after the date on which the Company consummates the Acquisition Proposal referred to in subclause (i)(z) above, (B) in the case of clause (ii) above, no later than four Business Days after the date of such termination, and (C) in the case of clause (iii) above, immediately prior or substantially concurrently with such termination, pay Parent an amount equal to Twenty-Six Million Dollars ($26,000,000) (the “Termination Fee” by wire transfer of immediately available funds (it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion).

(c) The parties acknowledge that the agreements contained in Section 8.5 are an integral part of the transactions contemplated hereby, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to Section 8.5(b) and, in order to obtain such payment, Parent or Merger Sub commences a suit that results in a judgment against the Company for the amount set forth in Section 8.5(b) or any portion thereof, the Company shall pay to Parent or Merger Sub its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on such amount or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment. Notwithstanding anything herein to the contrary, in the event that the Termination Fee is paid, Parent’s receipt of the Termination Fee from the Company pursuant to this Section 8.5 shall be the sole and exclusive remedy of Parent and Merger Sub and their respective affiliates against the Company, its subsidiaries and any of their respective former, current, or future general or limited partners, shareholders, directors, officers, managers, members, affiliates or agents for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger to be consummated, and upon payment of such amounts, none of the Company, its subsidiaries or any of their respective former, current, or future general or limited partners, shareholders, directors, officers, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby (except for any reimbursement and expense obligations of the Company pursuant to the first sentence of this Section 8.5(c)).

Section 8.6 Expenses. Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby. Expenses incurred in connection with the printing, filing and mailing of the Proxy Statement shall be shared equally by Parent and the Company.

Section 8.7 Amendment. This Agreement may be amended at any time prior to the Effective Time, whether before or after the Company Requisite Vote has been obtained, by action taken (i) with respect to Parent and Merger Sub, by their respective boards of directors, and (ii) with respect to the Company, by the Company Board; provided, however, that, after the Company Requisite Vote has been obtained, no amendment may be made which by law requires the further approval of the shareholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 8.8 Waiver. At any time prior to the Effective Time, any party hereto by action taken (i) with respect to Parent and Merger Sub, by their respective boards of directors, and (ii) with respect to the Company, by the Company Board, may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of Applicable Law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (a) those covenants and agreements contained herein to the extent that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) those contained in this Article IX.

Section 9.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, by registered or certified mail (postage prepaid, return receipt requested) or by electronic email (“e-mail”) transmission (so long as a receipt of such e-mail is requested and received) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub:

Ingram Micro Inc.

1600 E. St. Andrew Place

Santa Ana, California 92705

Attention: General Counsel

Facsimile: 714-566-9370

E-mail: larry.boyd@ingrammicro.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

1600 El Camino Real

Menlo Park, CA 94025

Attention:  Alan F. Denenberg

                  Mischa Travers

Facsimile: 650-752-3604

E-mail:      alan.denenberg@davispolk.com

                   mischa.travers@davispolk.com

(b)	if to the Company:

Brightpoint, Inc.

7635 Interactive Way, Suite 200

Indianapolis, Indiana 46278

Attention: General Counsel

Facsimile: 317-707-2465

E-mail: craig.carpenter@brightpoint.com

with a copy (which shall not constitute notice) to:

Blank Rome LLP

405 Lexington Avenue

New York, NY 10174

Attention: Robert J. Mittman

Facsimile:   (212) 885-5001

E-mail:        RMittman@blankrome.com

Section 9.3 Certain Definitions. For purposes of this Agreement, the term:

(a) “affiliate” of any person means any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

(b) “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the EU Merger Regulation and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition;

(c) “Applicable Law” means, with respect to any person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such person, as amended unless expressly specified otherwise;

(d) “beneficially owned” with respect to any Shares has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act;

(e) “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law to close in New York, New York;

(f) “Company Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and each other material director and employee plan, program, agreement or arrangement, vacation or sick pay policy, fringe benefit plan, and compensation, bonus, severance or employment agreement contributed to, sponsored or maintained by the Company or any of its subsidiaries as of the date hereof for the benefit of any Company Employee.

(g) “Company Employee” means any current, former or retired employee, officer, consultant, independent contractor or director of the Company or any of its subsidiaries (collectively, the “Company Employees”).

(h) “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

(i) “Credit Agreement” means the Credit Agreement dated as of February 16, 2007, among the Company and certain of its subsidiaries identified therein as borrowers, certain of the Company’s subsidiaries identified therein as guarantors, Bank of America, N.A., as administrative agent, swing line lender and L/C issuer and the other lender parties thereto, as amended.

(j) “Foreign Export and Import Laws” means the Applicable Laws of a foreign Governmental Entity regulating exports, imports or re-exports to or from such foreign country, including the export or re-export of any goods, services or technical data;

(k) “knowledge” (i) with respect to the Company means the actual knowledge of any executive officer of the Company and (ii) with respect to Parent or Merger Sub means the actual knowledge of any executive officer of Parent;

(l) “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset;

(m) “Material Adverse Effect” means any event, change, occurrence or effect that has had or would reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of the Company and its subsidiaries taken as a whole, other than any event, change, occurrence or effect resulting from (i) changes in general economic, financial market, business or geopolitical conditions, (ii) changes or developments in the wireless telecommunications industry or any of the other industries in which the Company or its subsidiaries operate that do not have a materially disproportionate effect on the Company and its subsidiaries relative to other participants in such industry, (iii) changes in any Applicable Law or applicable accounting regulations or principles or interpretations thereof that do not have a materially disproportionate effect on the Company and its subsidiaries relative to other participants in the industries in which the Company and its subsidiaries operate, (iv) any change in the price or trading volume of the Shares, in and of itself (it being understood that this clause (iv) shall not prevent Parent or Merger Sub from asserting that any event, change, occurrence or effect that may have contributed to such change independently constitutes or contributes to a Material Adverse Effect so long as such event, change, occurrence or effect is not expressly carved out from this definition of Material Adverse Effect), (v) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in each case in and of itself (it being understood that this clause (v) shall not prevent Parent or Merger Sub from asserting that any event, change, occurrence or effect that may have contributed to such failure independently constitutes or contributes to a Material Adverse Effect so long as such event, change, occurrence or effect is not expressly carved out from this definition of Material Adverse Effect), (vi) any outbreak or escalation of hostilities, civil unrest or war, or any act of terrorism, (vii) the announcement of this Agreement and the performance or consummation of the transactions contemplated hereby, including without limitation, the initiation or the threat of litigation or other claim by any person with respect to or as a result of this Agreement and (viii) any termination of, reduction in, or other negative action by or from any of the Company’s relationships or dealings, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and its subsidiaries notwithstanding whether or not it is due to the announcement and performance of this Agreement or the identity of the parties to this Agreement (it being understood that this clause (viii) shall not prevent Parent or Merger Sub from asserting that any event, change, occurrence or effect that may have contributed to such termination, reduction or other negative action independently constitutes or contributes to a Material Adverse Effect so long as such event, change, occurrence or effect is not expressly carved out from this definition of Material Adverse Effect), (ix) any action taken by any person due in whole or in part to the announcement of this Agreement and the transactions contemplated hereby, (x) any failure to obtain any consent required under any Contract (including, without limitation, the Credit Agreement and any default under the Credit Agreement that results from a failure to obtain any consent required thereunder, it being understood that this clause (x) shall not prevent Parent or Merger Sub from asserting that any event, change, occurrence or effect that arises out of, stems from or relates to any such default independently constitutes or contributes to a Material Adverse Effect so long as such event, change, occurrence or effect is not expressly carved out from this definition of Material Adverse Effect), (xi) the performance of this Agreement in accordance with the terms hereof and the performance or consummation of the transactions contemplated hereby, including, without limitation, compliance with the covenants and satisfaction of any conditions set forth herein, (xii) any action taken (or omitted to be taken) by the Company, or which the Company causes to be taken (or omitted to be taken) by any of its subsidiaries, in each case which is required by this Agreement, (xiii) any actions taken (or omitted to be taken) at the request of Parent or Merger Sub or (xiv) any factual event, change, occurrence or effect arising out of matters disclosed in the SEC Reports filed prior to the date hereof (excluding any risk factor disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements in such SEC Reports that are similarly predictive or forward-looking in nature, in each case, other than any specific factual information contained therein) and such disclosed matter does not have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole;

(n) “person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other entity;

(o) “Significant Subsidiary” has the meaning set forth in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act;

(p) “subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity;

(q) “Taxes” means (i) any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, and any interest, penalties, additions to tax or additional amounts relating thereto imposed by any Governmental Entity, domestic or foreign, and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of its subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Closing a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its subsidiaries to a Governmental Entity is determined or taken into account with reference to the activities of any other person and (iii) liability of the Company or any of its subsidiaries for the payment of any amount as a result of being party to any agreement or arrangement (whether or not written) entered into prior to the Closing that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any person’s Tax liability;

(r) “Tax Return” means any return, report, document or statement (including any estimated Tax or information returns or reports) required to be filed with or provided to any Governmental Entity or other person, or maintained, with respect to Taxes, including any schedule or attachment thereto or amendment thereof; and

(s) “U.S. Export and Import Laws” means the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (ITAR) (22 CFR 120-130), the Export Administration Act of 1979 (50 U.S.C. 2401-2420), the Export Administration Regulations (EAR) (15 CFR 730-774), the Foreign Assets Control Regulations (31 CFR Parts 500-598), the Applicable Laws administered by Customs and Border Protection (19 CFR Parts 1-199) and all other Laws of the United States and regulations regulating exports, imports or re-exports to or from the United States, including the export or re-export of goods, services or technical data from the United States, in each case as amended.

Section 9.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 9.5 Entire Agreement; Assignment. This Agreement (including the Exhibits hereto), the Company Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other parties.

Section 9.6 Parties in Interest. Except (i) as provided in Section 6.6 and (ii) only with respect to shareholders and only after the Effective Time, for the provisions set forth in Article II, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 6.6 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.8 without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or as of any other date.

Section 9.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Indiana (without giving effect to choice of law principles thereof).

Section 9.8 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.9 Counterparts. This Agreement may be executed and delivered (including by facsimile, “.pdf,” or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.10 Specific Performance. The parties hereto agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. It is accordingly agreed that the parties hereto shall be entitled seek an injunction or injunctions to prevent or cure breaches of this Agreement and to specifically enforce the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. Furthermore, each of the parties hereto agrees to waive any requirement for the security or posting of any bond in connection with a remedy for specific performance. Notwithstanding anything herein to the contrary, it is explicitly agreed that the Company shall be entitled to enforce specifically the obligations of Parent and the Merger Sub to consummate the Closing in the event that all conditions set forth in Sections 7.1 and 7.2 have been satisfied (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing) at the time Section 1.2 contemplates the Closing to occur. To the extent any party hereto brings an action, suit or proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to specifically enforce any provision that expressly survives termination of this Agreement) when expressly available to such party pursuant to the terms of this Agreement, the Termination Date shall automatically be extended to (i) the twentieth Business Day following the resolution of such action, suit or proceeding, or (ii) such other time period established by the court presiding over such action, suit or proceeding.

Section 9.11 Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the federal court located in the Southern District of Indiana or of any state court located in Marion County, Indiana, in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the federal court located in the Southern District of Indiana or a state court located in Marion County, Indiana and (d) consents to service being made through the notice procedures set forth in Section 9.2. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.2 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

Section 9.12 Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 9.13 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

INGRAM MICRO INC.

By:	/s/ Alain Monié

Name:	Alain Monié
Title:	President and Chief Executive Officer

BEACON SUB, INC.

By:	/s/ William D. Humes

Name:	William D. Humes
Title:	President

BRIGHTPOINT, INC.

By:	/s/ Robert J. Laikin

Name:	Robert J. Laikin
Title:	Chairman of the Board and Chief Executive
Officer

[AGREEMENT AND PLAN OF MERGER]

LIST OF OMITTED SCHEDULES TO THE COMPANY DISCLOSURE SCHEDULE

Schedule Section	Description
Section 3.3	Capitalization
Section 3.5	No Conflict; Required Filings and Consents
Section 3.7	SEC Filings; Financial Statements
Section 3.8	Absence of Certain Changes or Events
Section 3.9	Absence of Litigation
Section 3.10	Employee Benefit Plans
Section 3.11	Labor and Employment Matters
Section 3.14	Tax Matters
Section 3.17	Intellectual Property
Section 3.18	Environmental Matters
Section 3.19	Contracts
Section 3.20	Affiliate Transactions
Section 5.1	Conduct of Business Pending the Merger
Section 6.5	Employment and Employee Benefit Matters
Section 6.6	Indemnified Parties
Section 7.2(d)	Conditions to Obligations of Parent and Merger Sub
Exhibit 3.3(a)	List of Outstanding Equity Awards